Exhibit 10.37

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

By this Executive Employment and Severance Agreement, dated as of February 25, 2008 (“Agreement”), Sears Holdings Corporation and its affiliates and subsidiaries (“Sears”) and Kevin Holt (“Executive”) (collective referred to as the “Parties”) intending to be legally bound, and for good and valuable consideration, agree as follows:

PART A – EMPLOYMENT

1. Employment Term. Executive agrees to an eighteen (18) month term of employment with Sears, as Executive Vice President, Store Operations and President, Store Operations Business Unit, which employment term shall run from February 25, 2008 through August 25, 2009 (“Employment Term”), and during which term:

(a) Executive shall be deemed, for all purposes under applicable employment policies and associate benefit programs, a full-time, salaried employee.

(b) Executive shall work at the Hoffman Estates Support Center or on approved store visits no fewer than either:

i.	three (3) weeks per month for at least six (6) weekdays each week; or

ii.	such other combination of days as may be agreed time to time by the Executive and the Chief Executive Officer as would be the equivalent of clause (i);

provided that, in either case, Executive shall ensure that he is present and available at the Hoffman Estates Support Center for at least three of the weekly Senior Leadership Team staff meetings per month (with the remaining weekly Senior Leadership Team meetings attended by telephone or video conference), the monthly Business Unit board meetings and any other critical Senior Leadership meetings, as shall be agreed by the Chief Executive Officer and Executive.

2. Compensation Package. During this employment term, Executive shall be entitled to the compensation package set forth in the offer letter to Executive from William Harker, dated February 15, 2008 (“Offer Letter”)

PART B – SEVERANCE

1. Severance Benefits. Subject to the provisions of subsection 4(e) of this Part B and Sections 1 and 6 of Part C:

(a) Salary Continuation. In the event that Executive’s employment is terminated:

i. By Sears for any reason other than “Cause”, death or “Disability” (as such terms are defined in Section 2 below), Executive shall be placed on a severance-related leave of absence (“Leave”) and Sears shall Continue to pay Executive’s base salary, at the rate in effect immediately prior to the termination date, for a period (“Salary Continuation Period”) which shall be the lesser of:

(1) Six (6) months, beginning on the day after the Executive’s termination date, which shall be the first day of his severance-related leave of absence (“Leave”); or

(2) The period remaining in his Employment Term (as defined in Section 1 of Part A above);

provided that, in any event, Sears obligations under this subsection (a) shall be reduced on a dollar-for-dollar basis (but not below zero) to the extent Executive earns fees, salary or wages from a subsequent employer (including those arising from self-employment but excluding income from being employed by Hudsonville Ice Cream one week per month) during the Salary Continuation Period. Notwithstanding anything in this subsection (a) to the contrary, if as of the first day of the Leave Executive is a “key employee” or “specified employee” within the meaning of Internal Revenue Code (“Code”) Section 409A and regulations issued thereunder, then, if necessary to comply with Code Section 409A, payment to Executive shall not be made to Executive until six (6) months after the first day of Executive’s Leave and payment of the first six (6) months of salary continuation shall be made in a lump sum and payment of the salary continuation shall instead be made in a lump sum at the end of the six (6) month waiting period. In addition to the foregoing, a lump sum payment will be made to Executive within ten (10) business days following the first day of the Leave in an amount equal to the sum of any accrued base salary through the first day of the Leave to the extent not already paid and any vacation benefits that accrued prior to the Leave. No vacation will accrue during the Leave. All salary continuation payments and benefits will terminate and forever lapse if Executive is employed by a “Sears Competitor” as defined in Section 4(b)(ii) of this Part B.

ii. By Sears for Cause during the Employment Term, Executive shall not be entitled to any severance-related salary continuation or benefits under Part B of this Agreement, or under any other Sears severance pay plan.

iii. By Executive for any reason, Executive shall not be entitled to any severance-related salary continuation or benefits under Part B of this Agreement, or under any other Sears severance pay plan.

(b) Continuation of Benefits. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs (except as specified in this subsection (b)) in which Executive was eligible to participate immediately prior to the Leave (subject to the terms and conditions and continued availability of such plans and programs); provided, however, that Executive will not be eligible to participate in the long-term disability plan, flexible spending accounts, Sears paid life insurance and the Sears Holdings 401(k) Savings Plan (or any other defined contribution plan sponsored by Sears) during the Leave. Executive and Executive’s eligible dependents shall be entitled to continue to participate in Sears medical and dental plans (subject to the terms and conditions and continued availability of such plans). However, in the event Executive provides services to another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by Sears hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of Sears health benefit plans.

(c) Stock Plan. Upon occurrence of a Leave, the Executive shall be credited with service during his Salary Continuation Period for purposes of continuing to vest in his restricted stock award, as described in the Offer Letter.

(d) Corporate Housing and Aircraft. Upon the occurrence of a Leave, the Executive shall no longer be entitled to payment by Sears for corporate housing nor will he be entitled to continued use of the corporate aircraft.

2. Definitions. For purposes of this Agreement, the following terms shall have the definitions as set forth below:

(a) “Cause” shall mean (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities, as specifically agreed to under the Offer Letter and this Agreement, which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (ii) the commission by Executive of a felony involving moral turpitude; or (iii) dishonesty or willful misconduct in connection with Executive’s employment.

(b) “Disability” shall mean disability as defined under the Sears long-term disability plan.

3. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Sears, provided such invention or expression of an idea relates to the business of Sears, or relates to Sears actual or demonstrably anticipated research or development, or results from any work performed by Executive for or on behalf of Sears, are hereby assigned to Sears, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Sears. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

4. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what Sears is otherwise obligated to pay. In consideration of the opportunity for severance benefits and special payments specified above, and other good and valuable consideration, Executive agrees to the following

(a) Non-Disclosure and Non-Solicitation. Executive acknowledges and agrees to be bound by the following, whether or not Executive receives the “Severance Benefits” referred to in Section 1 of this Part B:

i. Non-Disclosure of Sears Confidential Information.

1. Executive will not, during the term of Executive’s employment with Sears (including the Leave) or thereafter, except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Sears Confidential Information” (as defined herein) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive; and

2. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, Sears expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

ii. Sears Confidential Information. For purposes of this Agreement, “Sears Confidential Information” means trade secrets and non-public information which Sears designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by Sears, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Sears that is not known generally to the public or in the industry.

iii. Return of Sears Property. All documents and other property that relate to the business of Sears are the exclusive property of Sears, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Sears upon termination of employment or at such earlier time as Sears may request Executive to do so.

iv. Conflict of Interest. During Executive’s employment with Sears (including the Leave), except as may be approved in writing by Sears, neither Executive nor members of Executive’s immediate family will have financial investments or other interests or relationships with the Sears’ customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of the Company. Executive agrees further not to engage in any activity in competition with Sears and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to Sears, discredit Sears or otherwise conflict with the Sears’ best interests. For the avoidance of doubt, Executive and Sears agree that Executive’s employment by Hudsonville Ice Cream one week per month shall not be considered to violate this clause iv.

v. Non-Solicitation of Employees. During Executive’s employment with Sears (including the Leave) and for one (1) year from the first day of the Leave, Executive shall not, directly or indirectly, solicit or encourage any person to leave her/his employment with Sears or assist in any way with the hiring of any Sears employee by any future employer or other entity.

(b) Non-Competition. Executive acknowledges that as a result of Executive’s position at Sears, Executive has learned or developed, or will learn or develop, Sears Confidential Information (as defined in subsection 4(a)(ii) above) and that use or disclosure of Sears Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor.

i. Therefore, for one (1) year from the first day of the Leave, whether or not Executive receives Severance Benefits referred to in Section 1 of this Part B, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Competitor.

ii. For purposes of this Agreement, “Sears Competitor” means:

1. Those companies listed on Appendix A, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in (2), below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection 4(b)(ii)(2), below; and

2. Any party (A) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, auto parts and/or apparel products, or providing home improvement, product repair and/or home services, with combined annual revenue in excess of $1 billion, (B) any vendor with combined annual gross sales of services or merchandise to Sears in excess of $200 million, or (C) a party engaged in any other line of business, in which Sears has commenced business prior to the end of Executive’s employment, with Sears having annual gross sales in that line of business in excess of $100 million.

iii. Executive acknowledges that Sears shall have the right to propose modifications to Appendix A periodically to include (1) emergent Competitors in Sears existing lines of business and (2) Competitors in lines of business that are new for Sears, in each case, with the prior written consent of Executive, which consent shall not be unreasonably withheld.

iv. Executive further acknowledges that Sears does business throughout the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada and that this non-compete provision applies in any state or province (as applicable) of the United States, Puerto Rico, U.S. Virgin Islands, Guam and Canada, in which Sears does business.

(c) Compliance with Protective Covenants. Executive will provide Sears with such information as Sears may from time to time reasonably request to determine Executive’s compliance with this Section 4. Executive authorizes Sears to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, its agents and employees, from all liability for any damage arising from any such contacts or communications.

(d) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(e) General Release and Waiver. Upon the occurrence of a Leave under the terms of this Agreement (whether initiated by Executive or Sears), Executive will execute a binding General Release and Waiver of claims in a form to be provided by Sears, which is incorporated by reference herein. This General Release and Waiver will be in a form substantially similar to the attached sample. If the General Release and Waiver is not signed or is signed but subsequently revoked, Executive will not receive severance pay (if any) or any other benefits due under this Agreement.

(f) Exception Request. For the avoidance of doubt, Executive may request (i) a waiver of the non-competition provisions of this Agreement or (ii) that the time frame in subsection 4(b) above commence during Executive’s continued employment with Sears, by written request to the Senior Vice President, General Counsel of Sears. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears’ absolute discretion.

PART C – GENERAL PROVISIONS

1. Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of the provisions of Parts B (including without limitation subsections 4(a) and 4(b)) or Part C of this Agreement, and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach Part B or C of this Agreement, Executive consents to injunctive relief in favor of Sears without the necessity of Sears posting a bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of Part B or C of this Agreement, including a forfeiture of any future payments and a return of any payments already received by Executive.

2. Non-Disparagement. Executive will not take any actions that would reasonably be expected to be detrimental to the interests of Sears, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sears, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf.

3. Cooperation. Executive agrees, without receiving additional compensation, to fully and completely cooperate with Sears, both during and after the period of employment with Sears (including the period of the Leave), in all investigations, potential litigation or litigation in which Sears is involved or may become involved other than any such investigations, potential litigation or litigation between Sears and Executive. Sears will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

4. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future.

5. Acting as Witness. Executive agrees that both during and after the period of employment with Sears (including the period of the Leave), Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any corporate relative of Sears, unless subject to judicial enforcement to appear as a fact witness only.

6. Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the non-competition provisions (Section 4, Part B) and the non-disparagement provision (Section 2, Part C) of this Agreement, Sears obligation to make salary continuation or any other payments under this Agreement (including the vesting of the restricted stock award) will immediately cease and any payments already received will be returned by Executive to Sears. Further, Executive agrees that Sears shall be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under the Agreement.

7. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

8. Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

9. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment or termination of employment be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

10. Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with Sears is terminable “at-will” by either party with or without cause and with or without notice.

11. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, program, policy, practice or other Sears document, then the provisions of this Agreement will control, except as otherwise precluded by law. Executive shall not be eligible for any benefits under the Sears Holdings Corporation Master Transition Pay Plan or the Kmart Corporation Master Severance Pay Plan or any successor severance plan or program.

12. Entire Agreement. This Agreement, including any exhibit hereto, and the Offer Letter, contain and comprise the entire understanding and agreement between Executive and Sears and fully supersede any and all prior agreements or understandings between Executive and Sears with respect to the subject matter contained herein, and may be amended only by a writing signed by the Chief Executive Officer or Senior Vice President, General Counsel of Sears.

13. Confidentiality. Executive agrees that the existence and terms of the Agreement, including the compensation paid to Executive, and discussions with Sears regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential.

14. Tax Withholding. All compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

15. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at Sears.
If to Sears:	Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Attention to: Senior Vice President, General Counsel

16. Assignment. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.

17. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE	SEARS HOLDINGS CORPORATION

/s/ Kevin Holt	BY:	/s/ William R. Harker
Kevin Holt

2-25-2008	2/25/2008
Date	Date

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, SEARS HOLDINGS CORPORATION, 3333 BEVERLY ROAD, HOFFMAN ESTATES, IL 60179. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I, Kevin Holt, will receive under the attached Amended and Restated Executive Severance/Non-Compete Agreement, I and any person acting by, through, or under me hereby release, waive, and forever discharge Sears Holdings Corporation, its current and former agents, subsidiaries, affiliates, employees, officers, stockholders, successors, and assigns (“Sears”) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Sears and the termination of my employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, or pursuant to statute, including any claim for age or other types of discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local law or ordinance, to the fullest extent permitted under the law, including the Employee Retirement Income Security Act (“ERISA”). This General Release and Waiver does not apply to any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that Sears is not admitting to any violation of my rights or any duty or obligation owed to me.

Excluded from this General Release and Waiver are my claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, (2) any rights or claims to benefits accrued under benefit plans maintained by Sears pursuant to ERISA, and (3) any claims that cannot be waived under the Fair Labor Standards Act or Family and Medical Leave Act. I do, however, waive my right to any monetary recovery should any agency pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against Sears with any governmental agency and/or any court.

In addition, I agree never to sue Sears in any forum for any claim covered by this General Release and Waiver except that I may bring a claim under the ADEA to challenge this General Release and Waiver. If I violate this General Release and Waiver by suing Sears, other than under ADEA, I shall be liable to Sears for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.

I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Sears in writing at Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date:	SAMPLE ONLY - DO NOT SIGN	Signed by:	SAMPLE ONLY - DO NOT SIGN
Witness by:

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